UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒                          Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CITIZENS FINANCIAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 23, 2020

March 25, 2020

This supplement (the “Supplement”) amends and supplements the Proxy Statement of Citizens Financial Group, Inc., a Delaware corporation (the “Company”), dated March 9, 2020 (the “Proxy Statement”), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for the Company’s 2020 Annual Meeting of Stockholders to be held on Thursday, April 23, 2020 (the “Annual Meeting”), or any postponement or adjournment thereof.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT

SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT

This Supplement updates the disclosure in the Proxy Statement to reflect that, following the filing by the Company of the Proxy Statement with the Securities and Exchange Commission, the New York Stock Exchange (“NYSE”) determined that the proposal to amend the Company’s Certificate of Incorporation to remove certain non-operative provisions relating to the Company’s former parent (“Proposal No. 5”) is a “routine matter,” eligible for discretionary voting by brokers, banks or other nominees (collectively referred to as a “broker”) under the NYSE rules.

If your shares are held in street name through a broker, your broker may vote your shares under certain limited circumstances if you do not provide voting instructions before the Annual Meeting, in accordance with the NYSE rules that govern brokers.  These circumstances include voting your shares on “routine matters”. The NYSE has informed the Company that it has determined that Proposal No. 5 is a “routine matter”.  Accordingly, if you do not instruct your broker on how to vote your shares on Proposal No. 5, your broker will be permitted to vote your shares in its discretion on such proposal.  In addition, because the NYSE has determined that Proposal No. 5 is a “routine matter,” the Company does not expect any “broker non-votes” in connection with that proposal.

Accordingly, the third question and answer on page 78 and the first question and answer appearing on page 79 of the Proxy Statement are hereby revised to read, respectively, as follows:

How may I vote for the proposal to amend the Company’s Certificate of Incorporation to remove non-operative provisions relating to our former parent, and how many votes must this proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the amendment of the Company’s Certificate of Incorporation to remove non-operative provisions relating to our former parent;
•	vote AGAINST the amendment of the Company’s Certificate of Incorporation to remove non-operative provisions relating to our former parent; or
•	ABSTAIN from voting on the proposal.

In order to pass, the proposal must receive the affirmative vote of holders of not less than seventy-five percent of our outstanding common stock as of the record date for the Annual Meeting. As a result, abstentions and unvoted shares will have the same effect as votes against the proposal.

Will my shares be voted if I do not vote by using the Internet, telephone or by signing and returning my proxy card?

If you do not vote by using the Internet, telephone or (if you received a proxy card by mail) by signing and returning your proxy card, then your shares will not be voted and will not count in deciding the matters presented for stockholder consideration at the Annual Meeting.

If your shares are held in street name through a bank or broker, your bank or broker may vote your shares under certain limited circumstances if you do not provide voting instructions before the Annual Meeting, in accordance with the NYSE rules that govern banks and brokers.  These circumstances include voting your shares on “routine matters,” such as the ratification of the appointment of our independent registered public accountants as described in Proposal No. 3.  The NYSE also has informed the Company that the NYSE has determined that the amendments to the Company’s Certificate of Incorporation to remove non-operative provisions relating to our former parent (Proposal No. 5) constitute a “routine matter”.  With respect to these proposals, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors (Proposal No. 1), approval, on an advisory basis, of the Company’s executive compensation (Proposal No. 2) and amendments to the Company’s Certificate of Incorporation to provide stockholders with the right to call a special meeting (Proposal No. 4) are not considered routine matters under the NYSE rules relating to voting by banks and brokers.  When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal.  This is called a “broker non-vote.”  Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter and, in the case of Proposal No. 4, shall have the same effect as a vote against the proposal.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

These disclosures should be read in conjunction with the Proxy Statement, which should be read in its entirety.  To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information contained in this Supplement supersedes the information contained in the Proxy Statement.

Your vote is important.  If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.  Proxies already returned by stockholders will remain valid and shares represented thereby will be voted at the Annual Meeting unless revoked in the manner described in the Proxy Statement.